Exhibit 99.1

FOR IMMEDIATE RELEASE

BASF SELLS GLOBAL PHORATE INSECTICIDE PRODUCT LINE TO AMERICAN VANGUARD

Product Line Generated Sales of 14 Million Euros in 2004;

American Vanguard Sees Major Market Opportunities

Newport Beach, CA - November 1, 2005 - American Vanguard Corporation (AMEX:AVD) and BASF Aktiengesellschaft, Ludwigshafen, Germany (NYSE:BF) today announced that BASF sold the global Phorate insecticide product line to AMVAC Chemical Corporation, a subsidiary of American Vanguard. The product line consists of the active ingredient Phorate, the trademarks Thimet®, Granutox® and Geomet®, the manufacturing and formulation know-how, registration rights, intellectual property rights and inventories as well as an exclusive license to use BASF’s patented, closed delivery system, Lock ‘N Load®, in the US, Canada and Australia for Phorate.

Phorate, which generated sales of approximately €14 million in 2004, was first introduced in 1954. It is registered in more than 15 countries, with the main markets in Asia Pacific and the Americas. It is used on agricultural crops, mainly potatoes, corn, cotton, rice and sugarcane, to protect against chewing and piercing-sucking insects.

Eric Wintemute, President and CEO of American Vanguard, stated, “This acquisition is important for American Vanguard on several levels. It is our largest acquisition to date, and should be a significant contributor to our sales base, with sales beginning in the fourth quarter of 2005. Furthermore, Phorate is an attractive addition to our niche product portfolio, which includes many different insecticide products. Additionally, we have identified what we believe are further market opportunities for Phorate. We continue to execute on our growth strategy of acquiring and licensing niche product lines from larger companies in our industry.”

“For BASF, the divestiture is part of the continuing process of reviewing the Agricultural Products portfolio. It is obvious that some products offer limited synergy for BASF and are a better strategic fit for other, more specialized companies. This is the case with Phorate and AMVAC,” says Mike Heinz, Group Vice President and Head of Global Strategic Marketing of the BASF Agricultural Products division, who will be President of the division from December 1, 2005.

Glen Johnson, Senior Vice President of AMVAC, added, “In the US, Thimet is delivered via the Lock ‘N Load® delivery system. We see an opportunity to bridge this technology with our successful SmartBox® delivery system. This acquisition comes on the heels of our licensing agreement with BASF for the new corn herbicide, Impact™ which we expect to launch in the spring of 2006.”

About BASF

With sales of €3,354 million in 2004, BASF’s Agricultural Products division is a leader in crop protection and a strong partner to the farming industry providing well-established and innovative fungicides, insecticides and herbicides. Farmers use these products and services to improve yields and quality of agricultural crops. Other uses include public health, structural/urban pest control, turf and ornamental plants. BASF aims to turn knowledge rapidly into market success. The vision of BASF’s Agricultural Products division is to be the world’s leading innovator, optimizing agricultural production, improving nutrition, and thus enhancing the quality of life for a growing world population. Further information can be found on the web at www.agro.basf.com.

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance products, agricultural products and fine chemicals to crude oil and natural gas. As a reliable partner to virtually all industries, BASF’s intelligent solutions and high-value products help its customers to be more successful. BASF develops new technologies and uses them to open up additional market opportunities. It combines economic success with environmental protection and social responsibility, thus contributing to a better future. In 2004, BASF had approximately 82,000 employees and posted sales of more than €37 billion. BASF shares are traded on the stock exchanges in Frankfurt (BAS), London (BFA), New York (BF) and Zurich (AN). Further information on BASF is available on the Internet at www.basf.com.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamental management, and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

American Vanguard, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by American Vanguard’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in American Vanguard’s SEC reports and filings. All forward-looking statements, if any, in this release represent American Vanguard’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM

American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera
lbarbera@equityny.com
BASF Aktiengesellschaft		(212) 836-9610
Agricultural Products Communications

Bernd Gerling
Telephone: +49-621-60-28655

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